Exhibit 99.1

	FY 2006
	Low	High
Projected net income (loss) per share (diluted)	$(0.43)	$(0.41)
Adjustments for projected FFO per share (diluted):
Real estate depreciation and amortization — consolidated entities	0.94	0.94
Real estate depreciation and amortization — unconsolidated entities	0.35	0.35
Minority interests in operating partnership	0.03	0.03

Projected FFO per share (diluted)	$0.89	$0.91
Gain on sale of real estate	0.32	0.32

Projected FFO per share, including gain on real estate (diluted)	$1.21	$1.23